EXHIBIT A

IDENTIFICATION OF SUBSIDIARY(IES)

ITEM 7.	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding Company:

Firstar Bank, National Association                BK

Mercantile Trust Company, N.A.                    BK